Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form SB-2) for the registration of 5,800,000 shares of its common stock and to the incorporation by reference therein of our report dated July 5, 2006, with respect to the financial statements of Axxent Media Corporation from inception through April 30, 2006.

/s/ Manning Elliott Chartered Accountants

Vancouver, Canada
July 27, 2006